GREENSPRING FUND, INC.
SEVENTH AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

    THIS SEVENTH AMENDMENT dated as of May 9, 2019, to the Fund Accounting Servicing Agreement, dated as of June 28, 2005, as amended (the “Agreement”), is entered into by and between GREENSPRING FUND, INC., a Maryland corporation (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

    WHEREAS, the parties desire to amend the length of the Agreement and the fees; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

1.Section 15. Term of Agreement; Amendment shall be superseded and replaced with the following:

15. Term of Agreement; Amendment; Early Termination. This Agreement will continue in effect through June 30, 2022. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Subsequent to June 30, 2022, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Directors.
In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to June 30, 2022 the Fund agrees to pay the following fees:
a) An early termination fee equal to three times the base fee calculated pursuant to the current fee schedule for the month preceding the date of termination. In no event shall the Fund's total obligation to pay early termination fees calculated according to all service line agreements (Custody, Distribution, Fund Accounting, Fund Administration
and Transfer Agency) exceed in its entirety $125,000;
b) All fees associated with converting services to a successor service provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to a successor service provider;
d) All miscellaneous costs associated with a-c above

2.Amended Exhibit A, the fees of the Agreement, shall be superseded and replaced with Amended Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GREENSPRING FUND, INC.		U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Elizabeth Agresta Swam	By:	/s/ Anita M. Zagrodnik
Name:	Elizabeth Agresta Swam	Name:	Anita M. Zagrodnik
Title:	CCO	Title:	Senior VP (5/9/2019)

Amended Exhibit A to the Fund Accounting Servicing Agreement
Greenspring Fund, Inc.
Fund Accounting Services Fee Schedule effective July 1, 2019
Annual Fund Accounting Fee Based Upon Average Net Assets per Fund*
Base fee on the first $[...] million plus
[...] basis points on the next $[...] million
[...] basis point on the balance

Annual Base Fee*
$[...] per domestic equity fund, domestic fixed income, balanced, international/global, and money market fund
$[...] per alternative strategy fund (bank loans, distressed debt, significant derivative exposure, MLPs, etc.)

Additional fee of $[...] for each additional class and/or for a Controlled Foreign Corporation (CFC), or sub-advisor

All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.
Chief Compliance Officer Support Fee -- WAIVED
Data Services
Pricing Services
$[...] – Domestic Equities, ADRs, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps
$[...] – International Equities and Bonds
$[...] – Options
$[...] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, High Yield
$[...] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, Municipal Bonds
$[...] – Interest Rate Swaps, Foreign Currency Swaps
$[...] – Bank Loans
$[...] – Swaptions
$[...] – Intraday money market funds pricing, up to [...] times per day
$[...] – Credit Default Swaps
$[...] per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)
$[...] per Foreign Equity Security per Month
$[...] per Domestic Equity Security per Month
$[...] per CMOs, Asset Backed, Mortgage Backed Security per Month

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing and customized reporting.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Master/Feeder structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average – WAIVED if three year agreement is signed.
Fees are calculated pro rata and billed monthly.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services (other than new account as listed above), special reports, record retention, disaster recovery charges, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions), voice response development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Digital Investor shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average – WAIVED is three-year agreement term is signed.
Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed